SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

POWER SPORTS FACTORY, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota	000-25385	41-1853993
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

6950 Central Highway, Pennsauken, NJ	08109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 488-9333

Purchase Point Media Corp.

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On July 29, 2008, the Board of Directors of the Company elected and appointed Shawn Landgraf as a director of the Company to fill an existing vacancy on the Board.

Shawn Landgraf, Director

Shawn Landgraf, age 35, graduated with honors from The Smeal College of Business at the Pennsylvania State University in 1995. From 2001 to present, he has served as Chairman and CEO of Magnus Associates, a management consulting firm with advisory expertise in domestic and international private equity, investment banking, and business development matters. Mr. Landgraf currently is responsible for Magnus Associates new business generation, investment strategy and overall company direction. Additionally, over the last five years, Mr. Landgraf has worked in an advisory role with Comprehensive Medical Staffing, Diamond Property Development Co., and The Rail Network.

From 1996 to 2001, Mr. Landgraf was the founder, President and COO of TSI Broadband. Within five years of market entry, TSI Broadband became the leader in commercial broadband services. As an integral member of TSI Broadband, Mr. Landgraf was involved in the company’s overall strategy, business development, financial analysis and marketing. His responsibilities included overall company operations including fiscal strategy, sales, capital allocation and site acquisitions. From 1997 to 2001, Mr. Landgraf also served as Chairman of Aptegra Services, a premier provider of network integration and consulting services. Aptegra Services enabled small- to medium-sized companies to leverage technology in order to gain an edge over the competition. As Chairman, Mr. Landgraf oversaw the company’s direction, fiscal policy, technology deployment and recruiting services. Prior to 1996, Mr. Landgraf served as a financial analyst in the equity research division of Prudential-Vector Securities, in Chicago, IL, where he covered technology, biotechnology and healthcare companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POWER SPORTS FACTORY, INC.

By	/s/ Steven A. Kempenich
Steven A. Kempenich, Chief Executive Officer

Date: July 29, 2008